Exhibit (a)(iii)

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

ALLIANCEBERNSTEIN MULTI-MANAGER ALTERNATIVE FUND

This Certificate of Amendment to Certificate of Trust of AllianceBernstein Multi-Manager Alternative Fund (the “Trust”) is being executed and filed for the purpose of amending the Certificate of Trust of the Trust filed with the Office of the Secretary of State of the State of Delaware (the “State Office”) on February 23, 2012, pursuant to the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Act”).

The undersigned hereby certifies as follows:

1.	The name of the Trust is AllianceBernstein Multi-Manager Alternative Fund.

2.	The name of the Trust is hereby changed to AB Multi-Manager Alternative Fund.

3.	This Certificate of Amendment to Certificate of Trust shall become effective upon filing with the State Office.

IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Certificate of Amendment in accordance with Section 3811 of the Act.

TRUSTEE:

/s/ Chris Bricker

Name: Chris Bricker, Trustee